Exhibit 17.1


KNOW ALL PERSONS BY THESE PRESENTS that the undersigned shareholders of Federated Managed Income Portfolio (the "Managed Income Portfolio"), a portfolio of Federated Managed Allocation Portfolios (the "Trust"), hereby appoint Lance
P. Carr, Maureen Ferguson, Megan W. Clement, Andrew P. Cross and William Haas or any one of them, true and lawful attorneys, with the power of substitution of each, to vote all shares of the Managed Income Portfolio which the undersigned is entitled to vote at the Special Meeting of Shareholders (the "Special Meeting") to be held on December 5, 2003, at 5800 Corporate Drive, Pittsburgh, Pennsylvania, at 2:00 p.m., and at any adjournment thereof.


The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this ballot. If no choice is indicated as to the item, this proxy will be voted affirmatively on the matter. Discretionary authority is hereby conferred as to all other matters as may properly come before the Special Meeting or any adjournment thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE TRUST. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.


To approve or disapprove an Agreement and Plan of Reorganization


FOR               [   ]

AGAINST           [   ]

ABSTAIN           [   ]

                                  To   approve   or   disapprove   a  proposed
                                  Agreement   and   Plan   of   Reorganization
                                  pursuant  to which  Federated  Total  Return
                                  Bond Fund  ("Total  Return Bond Fund") would
                                  acquire  the  assets of the  Managed  Income
                                  Portfolio  in  exchange  for   Institutional
                                  Service Shares and Class C Shares to be distributed pro rata by the Fund to holders of its Institutional and Select Shares, respectively, in complete liquidation and termination of the Managed Income Portfolio.


YOUR VOTE IS IMPORTANT


                                                Please complete, sign and
                                                return this card as soon as
                                                possible.



                                                Dated





                                                Signature







Please sign this proxy exactly as your name appears on the books of the Trust. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

 You may also vote your shares by touch tone phone by calling 1-800-690-6903, or through the Internet at www.proxyvote.com.





Cusip  314212309